Exhibit 99.1

FOR IMMEDIATE RELEASE

OurPet’s Company Reports Record 2017 First Quarter Results

Strong E-Commerce Performance Surmounts Soft Retail Market Leading to Record Earnings Results

FAIRPORT HARBOR, Ohio – April 27, 2017—OurPet’s Company (OTCQX: OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reported record net revenue and record net income for the three months ended March 31, 2017.

First Quarter 2017 Highlights

•	Net revenue increased 5.8% to $6.54 million for the first quarter of 2017, compared to $6.18 million in the year-ago period;

•	Net income increased 43.8% to a record $383,377 for the first quarter of 2017 compared to $266,581 in the year-ago period;

•	Earnings per diluted share were $0.02 for the first quarter of 2017 compared to $0.01 in the year-ago period; and

•	The Company engaged a European Master Distributor to market OurPet’s products to the European Union.

Dr. Steven Tsengas, Chairman and CEO commented, “We are pleased with another record quarter as strong performance in our e-commerce channel counterbalanced the soft retail market and changes in customer preferences. While we are never satisfied with top line single digit revenue growth in any quarter, it is worth noting that we grew revenues, increased our gross profit margin to 32.5%, and generated a quarterly record bottom line in an economic climate that was borderline recessionary.

“The Mass Retail and Pet Specialty channels, both which are primarily comprised of “big box” or “brick and mortar” stores continue to combat stiff competition from internet sales and our business was no exception. This was reflected in our revenues for the Pet Specialty and FDM (Food, Drug and Mass retail) sales channels which were down 7% and 5% respectively while our e-commerce revenues grew an amazing 61%. We have invested significant resources into e-commerce and will continue to do so.

“We expect to generate revenue growth in all three major sales channels during 2017, through aggressive marketing and new, innovative product introductions. We attribute the majority of our declines in Pet Specialty and FDM business to major retailers selling down our existing phased-out product inventory in order to bring in our new products over the next six months. We are also expanding our international presence in Europe as we recently signed a major European Master Distributor that will actively market our products to 20 countries in the European Union. The first container of OurPet’s products will ship to our European Master Distributor in May 2017 and be featured at the Zoomark International Pet Exposition in Bologna, Italy held in late May.

Dr. Tsengas continued, “With respect to product categories, our Toys and Accessories continue to drive our revenue growth with an 11% increase when compared to  the first quarter of 2016. Particularly, electronic cat toys accounted for approximately 80% of this category’s revenue growth, led by our Fly-By™ Spinner Toy and Catty Whack®. Measured by dollar sales, OurPets® ranks as one of the top two branded cat toy lines in the United States.

“Bowls and Feeder revenues declined 6% in the first quarter, primarily due to increased competition in the Stainless-Steel bowl subcategory. However, we were encouraged that our Raised Feeders revenues grew 20% when compared to the first quarter of 2016. Approximately 70% of this growth was fueled by increased sales of our Designer Diner® / Barking Bistro® three-height adjustable feeders. Our new Store-N-Feed® Adjustable Single dog feeder will be launched in the second quarter of 2017.

“Our new Intelligent Pet Care™ (IPC) products which feature Bluetooth® and Wi-Fi monitoring capability and Switchgrass Natural Cat Litter™ with BioChar products will continue to gain traction from our targeted marketing strategies which demonstrate these products’ value propositions.

Dr. Tsengas concluded, “Our business model has been to combine technical knowledge with pet knowledge to create and market innovative products that satisfy the needs of pets, pet parents and retailers. As long as we stay that course and adapt to the constantly changing landscape in the marketplace, we expect to achieve our business plan of double digit revenue and net income growth.”

2017 First-Quarter Results

Net revenue increased 5.8% to $6,536,810 for the first quarter of 2017 compared to revenues of $6,175,985 for the prior-year period. The approximate $361,000 increase was due to strong sales in the e-commerce channel, particularly from toys and accessories and raised feeders.

Gross profit increased 16.0% to $2,124,768 for the first quarter 2017 compared to $1,831,857 for the prior-year period. Gross profit margin increased to 32.5% from 29.7% in the prior-year period.

Net income increased 43.8% to $383,377 in the first quarter of 2017 compared to $266,581 for the prior-year period. Net income per diluted share increased to $0.02 compared to $0.01 in the prior-year period, based on weighted average shares of 19,698,390 for the current quarter compared to a weighted average of 19,458,841 shares for the prior-year period.

About OurPet’s Company

OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s websites include www.petzonebrand.com and www.ourpets.com.

Forward-Looking Statements

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions; growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet’s filings with the Securities and Exchange Commission. For further information, contact:

Contacts

OurPet’s Company
Dr. Steven Tsengas, CEO

(440) 354-6500, x111

Alpha IR Group

Chris Donovan or Steve Calk

(312) 445-2870

OPCO@alpha-ir.com

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended
	March 31,
	2017	2016

Net revenue	$6,536,810	$6,175,985
Cost of goods sold	4,412,042	4,344,128
Gross profit on sales	2,124,768	1,831,857

Selling, general and administrative expenses	1,643,880	1,416,588

Income from operations	480,888	415,269

Other (income) and expense, net	9,952	(27,006)
Interest expense	21,846	32,835
Income before taxes	449,090	409,440

Income Tax expense	65,713	142,859
Net Income	$383,377	$266,581

Basic and Diluted Earnings Per Common Share
After Dividend Requirements For Preferred
Stock:
Net Income	$0.02	$0.01

Weighted average number of common shares
outstanding used to calculate
basic earnings per share	17,808,569	17,627,586

Weighted average number of common and
equivalent shares outstanding used to
calculate diluted earnings per share	19,698,390	19,458,841

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$735,738	$127,979
Receivables, net	3,817,842	4,641,798
Inventories, net	8,023,881	7,010,536
Prepaid expenses	935,034	885,391
Total current assets	13,512,495	12,665,704

LONG TERM ASSETS
Property and equipment, net	2,097,895	2,000,906
Amortizable intangible assets, net	409,184	404,273
Intangible Assets	477,328	477,328
Goodwill	67,511	67,511
Deposits and Other assets	77,650	98,524
Total long term assets	3,129,568	3,048,542

Total assets	$16,642,063	$15,714,246

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	246,139	228,941
Accounts payable	1,544,304	784,900
Accrued expenses	648,228	713,532
Total current liabilities	2,438,671	1,727,373

LONG TERM LIABILITIES
Long-term debt - less current portion above	672,548	645,203
Revolving line of credit	1,865,492	2,083,966
Deferred income taxes	381,023	362,753
Total long term liabilities	2,919,063	3,091,922

Total liabilities	5,357,734	4,819,295

Stockholders' Equity	11,284,329	10,894,951

Total liabilities and stockholders' equity	$16,642,063	$15,714,246